As filed with the Securities and Exchange Commission on March 8, 2012

Investment Company Act of 1940 File No. 811-22672

United States
Securities and Exchange Commission
Washington, D.C. 20549
_____________________

FORM N-2

REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940   |X|
Amendment No.  1
_____________________

BLACKROCK ALTERNATIVES ALLOCATION MASTER PORTFOLIO LLC
(Exact Name of Registrant as Specified in Charter)
_____________________

100 Bellevue Parkway
Wilmington, Delaware 19809
(Address of Principal Executive Offices)

(800) 882-0052
(Registrant's telephone number, including area code)

John Perlowski, President
BlackRock Alternatives Allocation Master Portfolio LLC
55 East 52nd Street
New York, New York 10055
(Name and Address of Agent for Service)
_____________________

Copies to:
Thomas A. DeCapo, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, Massachusetts 02108
_____________________

EXPLANATORY NOTE

This Registration Statement on Form N-2 has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act").  However, the Registrant's limited liability company interests ("Units") are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), because such Units will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act.  Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other "accredited investors" within the meaning of Regulation D under the Securities Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any Units in the Registrant.

Parts A and B of the Registrant's Registration Statement on Form N-2, in the form filed on February 29, 2012 with the Commission, are incorporated by reference.  This Amendment No. 1 to the Registrant's Registration Statement is being filed solely for the purpose of filing with the Commission certain of the exhibits set forth in Item 25 to Part C of this Registration Statement.

None of Parts A, B and C of the Registrant's Registration Statement are to be used or distributed as a stand alone document.

BlackRock Alternatives Allocation Master Portfolio LLC (the "Master Fund") is part of a master-feeder structure (as described below).

The "Feeder Funds": (i) BlackRock Alternatives Allocation Portfolio LLC (the "Core Fund"), (ii) BlackRock Alternatives Allocation FB Portfolio LLC (the "FB Core Fund" and, together with the Core Fund, the "Core Funds"); (iii) BlackRock Alternatives Allocation TEI Portfolio LLC (the "TEI Core Fund") and (iv) BlackRock Alternatives Allocation FB

TEI Portfolio LLC (the "FB TEI Core Fund" and together with the TEI Core Fund, the "TEI Core Funds") invest, directly or indirectly, all or substantially all of their investable assets in BlackRock Alternatives Allocation Master Portfolio LLC, a Delaware limited liability company (the "Master Fund" and, together with the Feeder Funds, the "Funds").  The TEI Core Fund invests all or substantially all of its investable assets in BlackRock Alternatives Allocation Portfolio, Ltd., a Cayman Islands exempted company limited by shares that has the same investment objective as the TEI Core Fund, and the FB TEI Core Fund invests all or substantially all of its investable assets in BlackRock Alternatives Allocation FB Portfolio, Ltd., a Cayman Islands exempted company limited by shares that has the same investment objective as the FB TEI Core Fund (the Cayman Island companies are referred to collectively as the "Offshore Funds").  The Offshore Funds in turn invest all or substantially all of their investable assets in the Master Fund.  Each Fund is a limited liability company registered under the Investment Company Act of 1940 (the "1940 Act") as a non-diversified, closed-end management investment company.

The Feeder Funds intend to invest all of their respective assets directly or indirectly (in the case of the TEI Core Funds) in the Master Fund's Units.  Currently, the Core Funds and the TEI Core Funds are the only Feeder Funds that intend to invest in the Master Fund.  The Feeder Funds have the same objectives and strategies as the Master Fund.  All portfolio investments are made at the Master Fund level.  The Master Fund may, in the future, permit investments by additional feeder funds in addition to the Feeder Funds ("New Feeder Funds").  The fees, expenses, sales charges and investment minimums applicable to an investment in any such New Feeder Funds may differ from the fees, expenses, sales charges and investment minimums applicable to an investment in any of the Feeder Funds.  The Funds expect that the differences in economic and offering terms of any such New Feeder Funds, as compared to the Feeder Funds, will be dictated by the type of investors for which such New Feeder Funds are designed.

This Registration Statement should be read in conjunction with (a) the Registration Statement on Form N-2 (Securities Act File No. 333-178499 and Investment Company Act File No. 811-22642) of the Core Fund, as filed with the Securities and Exchange Commission (the "Commission") on December 15, 2011, and as amended from time to time (the "Core Fund Registration Statement"), (b) the Registration Statement on Form N-2 (Securities Act File No. 333-178500 and Investment Company Act File No. 811-22643) of the FB Core Fund, as filed with the Commission on December 15, 2011, and as amended from time to time (the "FB Core Fund Registration Statement"), (c) the Registration Statement on Form N-2 (Securities Act File No. 333-178501 and Investment Company Act File No. 811-22644) of the TEI Core Fund, as filed with the Commission on December 15, 2011, and as amended from time to time (the "TEI Core Fund Registration Statement"), and (d) the Registration Statement on Form N-2 (Securities Act File No. 333-178502 and Investment Company Act File No. 811-22645) of the FB TEI Core Fund, as filed with the Commission on December 15, 2011, and as amended from time to time (the "FB TEI Core Fund Registration Statement").  The Core Fund Registration Statement includes the prospectus of the Core Fund, the TEI Core Fund Registration Statement includes the prospectus of the TEI Core Fund, the FB Core Fund Registration Statement includes the prospectus of the FB Core Fund, and the FB TEI Core Fund Registration Statement includes the prospectus of the FB TEI Core Fund.

PART C
OTHER INFORMATION

Responses to Items 25.2.h, 25.2.l, 25.2.n and 25.2.o of Part C have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 25              FINANCIAL STATEMENTS AND EXHIBITS

(1)	Financial Statements
Part A—None. Part B—Report of Independent Registered Public Accounting Firm (1) Part B—Audited Financial Statements (1)
(2)	Exhibits
(a)	Limited Liability Company Agreement – filed herewith
(b)	By-Laws – filed herewith
(c)	Inapplicable
(d)	Refer to Exhibits (a) and (b) above
(e)	Inapplicable
(f)	Inapplicable
(g)(1)	Form of Investment Management Agreement – filed herewith
(2)	Form of Sub-Investment Advisory Agreement with BlackRock Financial Management, Inc. – filed herewith
(h)	Inapplicable
(i)	The BlackRock Closed-End Funds Amended and Restated Deferred Compensation Plan – filed herewith
(j)	Form of Custody Agreement – filed herewith
(k)(1)	Form of Administrative, Accounting and Investor Services Agreement – filed herewith
(2)	Form of Name Licensing Agreement – filed herewith
(l)	Inapplicable
(m)	Inapplicable
(n)	Inapplicable
(o)	Inapplicable
(p)	Form of Subscription Agreement – filed herewith
(q)	Inapplicable
(r)(1)	Code of Ethics of the Registrant – filed herewith
(2)	Code of Ethics of the Advisor and Sub-Advisor – filed herewith
(s)	Inapplicable

(1)           To be filed by amendment.

ITEM 26              MARKETING ARRANGEMENTS

Inapplicable.

ITEM 27              OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the offering described in this registration statement:

Registration fees	$[ ]
Printing (other than certificates)	$[ ]
Accounting fees and expenses	$[ ]
Legal fees and expenses	$[ ]
Miscellaneous	$[ ]
Total	$[ ]

ITEM 28              PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE REGISTRANT

None.

ITEM 29              NUMBER OF HOLDERS OF SHARES

As of [   ], 2012:

Title of Class	Number of Record Holders
Limited Liability Company Units	[ ]

ITEM 30	INDEMNIFICATION

Sections 3.6 and 3.7 of the Registrant's Limited Liability Company Agreement provide as follows:

3.6 DUTY OF CARE

(a)      No Director or officer of the Company shall be liable to the Company or to any of its Members for any loss or damage occasioned by any act or omission in the performance of his or her services to the Company as a Director, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Director or officer constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Director's or officer's office.

(b)      Members not in breach of any obligation hereunder or under any agreement pursuant to which a Member subscribed for Units shall be liable to the Company, any Member or third parties only as provided under the Delaware Act.

3.7 INDEMNIFICATION

(a)      The Company hereby agrees to indemnify each person who at any time serves as a Director or officer of the Company (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such indemnitee may be or may have been involved as a party or otherwise or with which such indemnitee may be or may have been threatened, while acting in any capacity set forth in this Section 3.7 by reason of the indemnitee having acted in any such capacity, except with respect to any matter as to which the indemnitee shall not have acted in good faith in the reasonable belief that the indemnitee's action was in the best interest of the Company or, in the case of any criminal proceeding, as to which the indemnitee shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of the indemnitee's position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to as "disabling conduct"). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Directors or (2) was instituted by the indemnitee to enforce his or her rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in this Agreement shall continue as to a person who has ceased to be a Director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of this Agreement or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Director or officer of the Company or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

(b)      Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Directors who are Disinterested Non-Party Directors that the indemnitee should be entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c)      The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by the indemnitee of the indemnitee's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Directors determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his or her undertaking, (ii) the Company shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Directors, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(d)      The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Agreement, the By-Laws of the Company, any statute, agreement, vote of Members or Directors who are not ''interested persons'' of the Company (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he or she may be lawfully entitled.

(e)      Subject to any limitations provided by the 1940 Act and this Agreement, the Company shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Company or serving in any capacity at the request of the Company to the full extent corporations organized under the Delaware General Corporation Law may indemnify or provide for the advance payment of expenses for such Persons, provided that such indemnification has been approved by a majority of the Directors.

Reference is also made to Sections 11 and 12 of the Registrant's Investment Management Agreement and Sections 10 and 11 of the Registrant's Sub-Investment Advisory Agreement, each of which contains similar provisions in respect of indemnification.  Additionally, the Registrant and the other funds in the BlackRock Closed-End Fund Complex jointly maintain, at their own expense, E&O/D&O insurance policies for the benefit of its Directors, officers and certain affiliated persons.  The Registrant pays a pro rata portion of the premium on such insurance policies.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to Directors, officers and controlling persons of the Fund, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 31              BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

BlackRock Advisors, LLC, a limited liability company organized under the laws of Delaware, acts as investment adviser to the Registrant.  The Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of BlackRock Advisors, LLC, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by BlackRock Advisors, LLC or those officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV of BlackRock Advisors, LLC filed with the commission pursuant to the Investment Advisers Act of 1940 (Commission File No. 801-47710).

BlackRock Financial Management, Inc., a corporation organized under the laws of Delaware, acts as investment sub-adviser to the Registrant.  The Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of BlackRock Financial Management, Inc., together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by BlackRock Financial Management, Inc. or those officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV of BlackRock Financial Management, Inc. filed with the commission pursuant to the Investment Advisers Act of 1940 (Commission File No. 801-48433).

ITEM 32              LOCATION OF ACCOUNTS AND RECORDS

The Registrant's accounts, books and other documents are currently located at the offices of (1) the Registrant, (2) the Advisor, (3) the Sub-Advisor, (4) the Custodian and (5) the Administrator.  The address of each is as follows:

1.      BlackRock Alternatives Allocation Master Portfolio LLC
 100 Bellevue Parkway
 Wilmington, Delaware 19809

2.      BlackRock Advisors, LLC
 100 Bellevue Parkway
 Wilmington, Delaware 19809

3.      BlackRock Financial Management, Inc.
 40 East 52nd Street
 New York, New York 10022

4.      The Bank of New York Mellon
 One Wall Street
 New York, New York 10286

5.      The Bank of New York Mellon
 101 Barclay Street, 20W
 New York, New York 10286

ITEM 33              MANAGEMENT SERVICES

Inapplicable.

ITEM 34              UNDERTAKINGS

Inapplicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 8th day of March 2012.

BLACKROCK ALTERNATIVES ALLOCATION MASTER PORTFOLIO LLC

By:	/s/ John Perlowski
John Perlowski
President and Chief Executive Officer

Signature Page to BAAP Master N-2

EXHIBIT INDEX

Exhibit	Description of Exhibit

(a)	Limited Liability Company Agreement

(b)	Bylaws

(g)(1)	Form of Investment Management Agreement

(g)(2)	Form of Sub-Investment Advisory Agreement with BlackRock Financial Management, Inc.

(i)	BlackRock Closed-End Funds Amended and Restated Deferred Compensation Plan

(j)	Form of Custody Agreement

(k)(1)	Form of Administrative, Accounting and Investor Services Agreement

(k)(2)	Form of Name Licensing Agreement

(p)	Form of Subscription Agreement

(r)(1)	Code of Ethics of the Registrant

(r)(2)	Code of Ethics of the Advisor and Sub-Advisor